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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 2, 2008

CROCS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-51754	20-2164234
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6328 Monarch Park Place Niwot, Colorado		80503
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (303) 848-7000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.    Results of Operations and Financial Condition.

        The disclosure set forth under Item 4.02 below is incorporated herein.

Item 4.02    Non-reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

        (a)   On June 2, 2008, the management of Crocs, Inc. (the "Company") and the Audit Committee of the Company's Board of Directors determined that the Company should restate its previously issued condensed consolidated financial statements for the quarter ended March 31, 2008 to (a) correct errors in the presentation of asset impairment charges taken in connection with the closure of the Company's Canadian manufacturing operations, (b) correct presentation errors in the proceeds from notes payable and payments on the Company's long-term debt and capital leases and (c) correct errors in foreign exchange rates used to compute certain foreign currency effects of exchange rates on cash and cash equivalents, in the Company's Condensed Consolidated Statement of Cash Flows. Accordingly, the Form 10-Q filed on May 12, 2008 should no longer be relied upon.

        The asset impairment charges related primarily to the closure of the Canadian manufacturing operations were recorded on the Condensed Consolidated Statement of Cash Flows as a reduction to cash paid for purchases of property and equipment and intangible assets in the cash flows from investing activities section of the Condensed Consolidated Statement of Cash Flows on the Form 10-Q filed on May 12, 2008. The Company has concluded to restate its Condensed Consolidated Statement of Cash Flows in order to reflect in operating activities the asset impairment charges and reflect an appropriate foreign exchange rate.

        During its review of the Condensed Consolidated Statement of Cash Flows, the Company also identified presentation errors related to amounts disclosed regarding proceeds from notes payable and payments on the Company's long-term debt and capital leases. The correction to the these amounts will not materially modify the net cash provided by financing activities, but will reduce payments on long-term debt and increase proceeds from notes payable by approximately the same amount. The net change in cash provided by financing activities is $24,000. Additionally, the Company identified errors in the exchange rates used to translate certain foreign currency cash flows. Such errors resulted in an increase to the effects of exchange rate changes on cash of $393,000. The correction of all errors identified will result in a decrease of net cash used in operating activities of approximately $10.6 million and an increase in net cash used in investing activities by approximately $10.1 million.

        This restatement does not impact the Company's previously reported net change in cash and cash equivalents in its Condensed Consolidated Statement of Cash Flows for the three months ended March 31, 2008. Additionally, this restatement does not impact the Company's Condensed Consolidated Balance Sheets or Condensed Consolidated Statements of Operations for any period presented.

        The impact of the above errors in the Condensed Consolidated Statement of Cash Flows for the quarter ended March 31, 2008 is summarized as follows:

	Three months Ended March 31,
	As Reported	Adjustment	As Restated
Cash flows from operating activities:
Asset Impairment	$—	$10,813	$10,813
Accounts Payable	(20,991)	(257)	(21,248)
Cash used in operating activities	(42,693)	10,556	(32,137)
Cash flows from investing activities:
Cash paid for purchases of property and equipment	(130)	(9,395)	(9,525)
Cash paid for intangible assets	(439)	(776)	(1,215)
Restricted cash	(1,918)	32	(1,886)
Cash used in investing activities	(3,987)	(10,139)	(14,126)
Cash flows from financing activities:
Proceeds from note payable, net	44,698	(998)	43,700
Payments on long-term debt and capital lease obligations	(9,000)	974	(8,026)
Cash provided by financing activities	41,068	(24)	41,044
Effect of exchange rate changes on cash	(1,130)	(393)	(1,523)
Net increase in cash and cash equivalents	(6,742)	—	(6,742)
Cash and cash equivalents—beginning of period	36,335	—	36,335
Cash and cash equivalents—end of period	$29,593	$—	$29,593
Supplemental disclosure of non-cash, investing and financing activities:
Accrued purchases of property and equipment and intangibles	$11,204	$(11,204)	$—

Accrued purchase of property and equipment	$—	$8,620	$8,620

Accrued purchases of intangibles	$—	$2,841	$2,841

        As a result of the errors described above, management has evaluated its internal controls over financial reporting and concluded that the Company has a material weakness in its internal control over financial reporting related to the process for the preparation and review of the Condensed Consolidated Statement of Cash Flows. Such conclusion requires management to revise its evaluation of the design and operating effectiveness of its disclosure controls and procedures that is included in the Form 10-Q filed on May 12, 2008.

        The Company's management and the Audit Committee of the Board of Directors of the Company discussed the matters disclosed in this Item 4.02(a) with the Company's independent registered public accounting firm, Deloitte & Touche LLP.

        The Company intends to file a Form 10-Q/A for the quarter ended March 31, 2008 to reflect the restatement and internal control related matters described above.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROCS, INC.
Date: June 6, 2008	By:	/s/ RUSSELL C. HAMMER Russell C. Hammer, Senior Vice President of Finance and Chief Financial Officer

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  Item 2.02. Results of Operations and Financial Condition.
  Item 4.02 Non-reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
SIGNATURES